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                  EXHIBIT 11             COMPUTATION OF PER SHARE INCOME (LOSS).


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                         SUMMIT FAMILY RESTAURANTS INC.
                     COMPUTATION OF PER SHARE INCOME (LOSS)

   YEARS ENDED SEPTEMBER 25, 1995, SEPTEMBER 26, 1994, AND SEPTEMBER 27, 1993

                                                       PRIMARY PER SHARE INCOME (LOSS)
                                                  ---------------------------------------------
                                                     1995             1994              1993
                                                     ----             ----              ----
Average shares of common stock
  outstanding during the year ...........         4,794,000         4,778,000         4,693,000

Common stock equivalents resulting
  from common stock options .............                 *            76,000                 *

Common stock equivalents resulting from
  Series A Convertible Preferred Stock ..                 *           869,000              --

                                                -----------        ----------       -----------
Average shares of common stock for
   computation of per share
   income (loss).........................         4,794,000         5,723,000         4,693,000

Net income (loss) .......................       $(5,044,000)       $3,756,000       $(2,314,000)

Primary per share income (loss) .........       $     (1.05)       $     0.66       $     (0.49)


                                                       FULLY DILUTED PER SHARE INCOME (LOSS)
                                                     1995             1994              1993
                                                     ----             ----              ----

Average shares of common stock
  outstanding during the year                        (1)               (1)               (1)

Common stock equivalents resulting
  from common stock options

Average shares of common stock for
  computation of per share income (loss)

Net income (loss)

Fully diluted per share income (loss)

--------------------
(1) Fully diluted per share income (loss) and primary per share income (loss) are the same.

*   Anti-dilutive